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Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-210819) and S‑8 (No. 333-190412, No. 333-175912, No. 333-135416, No. 333-129748, No. 333-100628, No. 333-84485, and No. 333-72967) of Affiliated Managers Group, Inc. of our report dated February 22, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2018 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 22, 2019 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
February 22, 2019

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Exhibit 23.1